INTERACTIVE DATA CORPORATION

32 Crosby Drive

Bedford, MA 01730

June 8, 2011

VIA EDGAR

Duc Dang

Staff Attorney

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7010

Re:	INTERACTIVE DATA CORPORATION

INTERACTIVE DATA ONLINE PROPERTIES, INC.

EXSHARE FINANCIAL INCORPORATED

GTIS CORPORATION

IDCO NOMINEES, LLC

INFOTEC HOLDINGS CORPORATION

INTERACTIVE DATA MANAGED SOLUTIONS, LLC

INTERACTIVE DATA PRICING AND REFERENCE DATA, INC.

INTERACTIVE DATA REAL-TIME GROUP, INC.

INTERACTIVE DATA REAL-TIME SERVICES, INC.

Registration Statement on Form S-4 (File No. 333-174079)

Dear Mr. Dang:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Interactive Data Corporation (the “Issuer”), Interactive Data Online Properties, Inc., Exshare Financial Incorporated, GTIS Corporation, IDCO Nominees, LLC, Infotec Holdings Corporation, Interactive Data Managed Solutions, LLC, Interactive Data Pricing and Reference Data, Inc., Interactive Data Real-Time Group, Inc. and Interactive Data Real-Time Services, Inc. (the “Guarantors” and, together with the Issuer, the “Registrants”) hereby request that the effective date of the above referenced Registration Statement on Form S-4 (File No. 333-174079), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 9, 2011, as amended by Amendment No. 1 filed with the Commission on June 2, 2011 (the “Registration Statement”), be accelerated so that the Registration Statement will become effective at 10:00 a.m., New York City time, on June 9, 2011, or as soon thereafter as may be practicable.

The Registrants represent and acknowledge to the Commission that, should the Commission or the staff, acting pursuant to delegated authority, declare the Registration Statement effective: (i) such declaration will not foreclose the Commission from taking any action with respect to the Registration Statement; (ii) the Registrants will not be relieved from their respective responsibilities for the adequacy and accuracy of the disclosures contained in the Registration Statement; and (iii) the Registrants may not assert such declaration or any staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

INTERACTIVE DATA CORPORATION

INTERACTIVE DATA ONLINE PROPERTIES, INC.

EXSHARE FINANCIAL INCORPORATED

GTIS CORPORATION

IDCO NOMINEES, LLC

INFOTEC HOLDINGS CORPORATION

INTERACTIVE DATA MANAGED SOLUTIONS, LLC

INTERACTIVE DATA PRICING AND REFERENCE DATA, INC.

INTERACTIVE DATA REAL-TIME GROUP, INC.

INTERACTIVE DATA REAL-TIME SERVICES, INC.

By:	/s/ Vincent A. Chippari

Name: Vincent A. Chippari
Title: Authorized Officer